Exhibit 99.1

Contact:            Hal S. Jones                                                                                          For Immediate Release

            (202) 334-6645                                                                                       February 24, 2012

THE WASHINGTON POST COMPANY REPORTS

2011 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $116.2 million ($14.70 per share) for the fiscal year ended December 31, 2011, compared to net income attributable to common shares of $277.2 million ($31.04 per share) for the fiscal year ended January 2, 2011.  Net income includes $4.2 million ($0.53 per share) and $42.1 million ($4.71 per share) in losses from discontinued operations for fiscal year 2011 and 2010, respectively.  Income from continuing operations attributable to common shares was $120.4 million ($15.23 per share) for fiscal year 2011, compared to $319.3 million ($35.75 per share) for fiscal year 2010.  As a result of the Company’s share repurchases, there were 11% fewer diluted average shares outstanding in 2011.

For the fourth quarter of 2011, the Company reported net income attributable to common shares of $61.7 million ($8.03 per share), compared to net income attributable to common shares of $79.0 million ($9.42 per share) for the same period of 2010.  Net income includes $1.6 million ($0.21 per share) and $0.8 million ($0.10 per share) in income from discontinued operations for the fourth quarter of fiscal year 2011 and 2010, respectively.  Income from continuing operations attributable to common shares was $60.1 million ($7.82 per share) for the fourth quarter of fiscal year 2011, compared to $78.1 million ($9.32 per share) for the same period of 2010.

Items included in the Company’s income from continuing operations for 2011 are listed below, and fourth quarter activity, if any, is highlighted for each item:

▪  $29.2 million in severance and restructuring charges at Kaplan (after-tax impact of $18.1 million, or $2.30 per share); $9.6 million of these charges were recorded in the fourth quarter (after-tax impact of $6.0 million, or $0.77 per share);

▪  a fourth quarter $2.4 million charge recorded at the newspaper publishing division in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $1.5 million, or $0.19 per share);

▪  an $11.9 million goodwill impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $11.9 million, or $1.51 per share);

▪  a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

▪  a $53.8 million write-down of a marketable equity security (after-tax impact of $34.6 million, or $4.34 per share); and

▪  $3.3 million in non-operating unrealized foreign currency losses (after-tax impact of $2.1 million, or $0.26 per share); $0.4 million in gains were recorded in the fourth quarter (after-tax impact of $0.3 million, or $0.03 per share).

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Items included in the Company’s income from continuing operations for 2010 are listed below, and fourth quarter activity, if any, is highlighted for each item:

▪  a $20.4 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $12.7 million, or $1.38 per share);

▪  $39.0 million in severance and restructuring charges (after-tax impact of $24.2 million, or $2.83 per share); $31.2 million of these charges were recorded in the fourth quarter (after-tax impact of $19.3 million, or $2.31 per share);

▪  a $27.5 million goodwill and other intangible assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share); and

▪  $6.7 million in non-operating unrealized foreign currency gains (after-tax impact of $4.2 million, or $0.47 per share); $1.9 million in gains were recorded in the fourth quarter (after-tax impact of $1.2 million, or $0.14 per share).

Excluding these items, the Company’s net income attributable to common shares was $190.2 million ($24.02 per share) for the fiscal year ended December 31, 2011, compared to net income attributable to common shares of $336.2 million ($37.74 per share) for the same period of 2010.  Excluding these items, income from continuing operations attributable to common shares was $194.3 million ($24.55 per share) for 2011, compared to income of $378.3 million ($42.45 per share) for 2010.  (Non-GAAP measures are discussed below).

Excluding these items, the Company’s net income attributable to common shares was $68.9 million ($8.96 per share) for the fourth quarter ended December 31, 2011, compared to net income attributable to common shares of $97.2 million ($11.59 per share) for the fourth quarter of last year.  Excluding these items, income from continuing operations attributable to common shares was $67.3 million ($8.75 per share) for the fourth quarter of 2011, compared to income of $96.3 million ($11.49 per share) for the fourth quarter of 2010.  (Non-GAAP measures are discussed below).

Revenue for 2011 was $4,214.8 million, down 10% from $4,684.0 million in 2010.  Revenues were down at the education, newspaper publishing and television broadcasting divisions, while revenues were up slightly at the cable television division.  Operating income for 2011 decreased to $296.0 million, from $562.7 million in 2010.  Operating results declined at all of the Company’s divisions.

For the fourth quarter of 2011, revenue was $1,063.4 million, down 10% from $1,182.2 million in 2010.  Operating income declined in the fourth quarter of 2011 to $107.7 million, from $151.0 million in 2010.  Revenues and operating results were down at the education, newspaper publishing and television broadcasting divisions, while revenues were flat and operating income improved at the cable television division.

Division Results

Education

Education division revenue in 2011 totaled $2,465.0 million, a 14% decline from revenue of $2,862.3 million in 2010.  Excluding revenue from acquired businesses, education division revenue declined 16% in 2011.  For the fourth quarter of 2011, education division revenue totaled $597.7 million, a 14% decline from revenue of $691.9 million for the same period of 2010.  Excluding revenue from acquired businesses, education division revenue declined 16% in the fourth quarter of 2011.

Kaplan reported operating income of $89.4 million for 2011, down from $346.7 million in 2010; operating income for the fourth quarter of 2011 was $32.3 million, down from $66.2 million in the fourth quarter of 2010.

In light of recent revenue declines and other business challenges, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2010 and 2011, with the objective of establishing lower cost levels in future periods.  Across all businesses, severance and restructuring costs totaled $29.2 million in 2011 and $27.5 million in 2010.  Severance and restructuring costs totaled $9.6 million in the fourth quarter of 2011 and $19.7 million in the fourth quarter of 2010.

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A summary of Kaplan’s operating results for 2011 and the fourth quarter of 2011 compared to 2010 is as follows (in thousands):

	Fourth Quarter			YTD
	2011	2010	% Change	2011	2010	% Change
Revenue
Higher education	$323,531	$435,319	(26)	$1,399,582	$1,905,038	(27)
Test preparation	66,901	75,590	(11)	303,093	314,879	(4)
Kaplan international	186,504	163,342	14	690,225	585,924	18
Kaplan ventures	21,244	17,685	20	74,946	59,296	26
Kaplan corporate	1,110	1,588	(30)	4,585	5,537	(17)
Intersegment elimination	(1,601)	(1,583)	―	(7,383)	(8,395)	―
	$597,689	$691,941	(14)	$2,465,048	$2,862,279	(14)
Operating Income (loss)
Higher education	$28,025	$70,648	(60)	$148,915	$406,880	(63)
Test preparation	520	(18,861)	―	(28,498)	(32,583)	13
Kaplan international	23,433	23,776	(1)	46,498	56,152	(17)
Kaplan ventures	1,140	(3,484)	―	(10,093)	(17,490)	42
Kaplan corporate	(16,204)	(748)	―	(45,101)	(44,586)	(1)
Amortization of intangible assets	(4,817)	(5,114)	6	(21,167)	(21,406)	1
Intersegment elimination	173	18	―	(1,120)	(234)	―
	$32,270	$66,235	(51)	$89,434	$346,733	(74)

Kaplan sold Kaplan Compliance Solutions in October 2011, Kaplan Virtual Education in July 2011 and Education Connection in April 2010.  Consequently, the education division’s operating results exclude these businesses.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs.  KHE also includes the Kaplan University School of Professional and Continuing Education.  In 2011 and the fourth quarter of 2011, KHE revenue declined 27% and 26%, respectively, due to declines in average enrollments.  Operating income decreased 63% and 60% for 2011 and the fourth quarter of 2011, respectively.  These declines were due to lower revenue, increased regulatory compliance costs and $13.2 million and $6.1 million in severance and restructuring costs in 2011 and the fourth quarter of 2011, respectively.  Offsetting the declines were lower advertising costs, other expense reductions associated with lower enrollments, incentive compensation credits recorded in 2011 related to amounts previously accrued and $9.3 million in fourth quarter 2010 severance costs.

KHE has implemented a number of marketing and admissions changes to increase student selectivity and help KHE comply with recent regulations.  KHE also implemented the Kaplan Commitment program, which provides first-time students with a risk-free trial period.  Under the program, KHE also monitors academic progress and conducts academic assessments to help determine whether students are likely to be successful in their chosen course of study.  Students who withdraw or are subject to academic dismissal during the risk-free trial period do not incur any significant financial obligation.  These changes, along with generally lower demand, have resulted in a 37% decline in new enrollments for 2011 as a whole, in comparison to 2010; however, new enrollments increased 3% in the fourth quarter of 2011.  Management estimates that without the Kaplan Commitment, the decline for 2011 would have been approximately 20%.  Management also estimates that revenue for 2011 would have been approximately $63 million higher if the Kaplan Commitment had not been implemented.  KHE does not recognize tuition revenue for students during the risk-free period.

Student enrollments at December 31, 2011, excluding the School of Professional and Continuing Education, were down 23% compared to December 31, 2010, and down 6% compared to September 30, 2011, as follows:

	December 31,	September 30,	December 31,
	2011	2011	2010

Kaplan University	50,190	53,473	65,643
KHE Campuses	24,360	26,184	31,058
	74,550	79,657	96,701

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Kaplan University enrollments included 5,799, 6,036 and 7,426 campus-based students as of December 31, 2011, September 30, 2011, and December 31, 2010, respectively.

Kaplan University and KHE Campuses enrollments at December 31, 2011, and December 31, 2010, by degree and certificate programs, are as follows:

	As of December 31,
	2011	2010
Certificate	23.6%	23.6%
Associate’s	30.3%	33.8%
Bachelor’s	34.6%	35.1%
Master’s	11.5%	7.5%
	100.0%	100.0%

Test Preparation includes Kaplan’s standardized test preparation and tutoring offerings and other businesses.  In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $7.8 million in severance and other closure costs were recorded in the first half of 2010 in connection with this plan.  In the fourth quarter of 2010, Kaplan Test Preparation began implementing a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings, reducing the number of leased test preparation centers; $10.4 million in costs were incurred, mostly comprised of charges related to early lease termination and property, plant and equipment write-downs.  In 2011, implementation of the plan was completed and $12.5 million in additional restructuring and severance costs were incurred ($0.5 million in the fourth quarter of 2011).

Test Preparation revenue declined 4% in 2011 and 11% in the fourth quarter of 2011.  Higher enrollment, particularly in the health and bar review programs, was offset by reduced prices for many programs due to increased competition and a shift in demand to lower priced online test preparation offerings. Test Preparation operating results improved in 2011 and the fourth quarter of 2011, due to a $5.7 million and $9.9 million decline in restructuring costs, respectively, and lower operating expenses, offset by revenue reductions.

Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs.  In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, leading national providers of vocational training and higher education in Australia.  In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain.  Kaplan International revenue increased 18% in 2011.  Excluding revenue from acquired businesses, Kaplan International revenue increased 10% in 2011 due to favorable exchange rates and enrollment growth in the pathways and English-language programs.  Kaplan International revenue increased 14% in the fourth quarter of 2011.  Excluding revenue from acquired businesses, Kaplan International revenue increased 4% in the fourth quarter of 2011 due to enrollment growth in the pathways and English-language programs.  Kaplan International operating income declined in 2011 due to overall losses from newly acquired businesses, as well as up-front spending for admission and occupancy at its Asian and United Kingdom businesses to support expanding operations.  In addition, Kaplan International operating income decreased due to enrollment declines at its UK professional training schools arising from new pending student visa restrictions.

Kaplan Ventures is made up of several businesses in various stages of development that are managed separately from the other education businesses.  Revenue at Kaplan Ventures increased 26% and 20% in 2011 and the fourth quarter of 2011, respectively.  Kaplan Ventures reported an operating loss of $10.1 million and operating income of $1.1 million in 2011 and the fourth quarter of 2011, respectively, compared to operating losses of $17.5 million and $3.5 million in 2010 and the fourth quarter of 2010, respectively.  Kaplan Ventures sold one small business in February 2012 and is exploring other alternatives with respect to the remaining Kaplan Ventures businesses, including possible sales.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.  Corporate results decreased slightly in 2011.  Corporate expenses in the fourth quarter of 2010 were offset by the reversal of incentive compensation accruals.

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Cable Television

Cable television division revenue for 2011 increased slightly to $760.2 million, from $759.9 million in 2010; revenue totaled $190.8 million for the fourth quarter of 2011, a small decline from $191.3 million for the fourth quarter of 2010.  The revenue results reflect continued growth of the division’s Internet and telephone service revenues, offset by an increase in promotional discounts and a decline in basic video subscribers.

Cable television division operating income in 2011 decreased to $156.8 million, from $163.9 million in 2010; operating income for the fourth quarter of 2011 increased to $41.9 million, from $37.4 million in the fourth quarter of 2010.  The cable television division’s operating income for 2011 declined primarily due to increased programming, technical and sales costs.  The division’s operating income for the fourth quarter of 2011 increased primarily due to a reduction in telephony and general and administrative expenses, offset by increased programming costs.

At December 31, 2011, Primary Service Units (PSUs) were up 2% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic video subscribers.  A summary of PSUs is as follows:

	As of December 31,
	2011	2010

Basic video	621,423	648,413
High-speed data	451,082	425,402
Telephony	179,989	153,044
Total	1,252,494	1,226,859

Newspaper Publishing

Newspaper publishing division revenue in 2011 declined 5% to $648.0 million, from $680.4 million in 2010; revenue totaled $181.0 million for the fourth quarter of 2011, a 4% decrease from $188.4 million for the fourth quarter of 2010.  Print advertising revenue at The Washington Post in 2011 declined 11% to $264.5 million, from $297.9 million in 2010, and decreased 6% to $77.1 million for the fourth quarter of 2011, from $82.0 million for the fourth quarter of 2010.  The decline is largely due to reductions in classified, zoned and general advertising.  Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, decreased 8% to $105.8 million, from $114.8 million in 2010; revenue decreased 12% to $31.5 million in the fourth quarter of 2011, versus $35.9 million for the fourth quarter of 2010.  Display online advertising revenue declined 11% in 2011, and 15% for the fourth quarter of 2011.  Online classified advertising revenue decreased 2% in 2011 and 5% for the fourth quarter of 2011.  The revenue declines from print advertising and newspaper online publishing activities were partially offset by increased revenue from new lines of business in 2011.

Daily circulation at The Washington Post declined 6.3%, and Sunday circulation declined 4.0% in 2011.  For 2011, average daily circulation at The Washington Post totaled 516,200 and average Sunday circulation totaled 732,300.

The newspaper publishing division reported an operating loss of $18.2 million in 2011, compared to an operating loss of $9.8 million in 2010.  For the fourth quarter of 2011, the newspaper division reported operating income of $7.4 million, compared to operating income of $19.9 million in the fourth quarter of 2010.  As previously disclosed, The Herald reported a $2.4 million charge in the fourth quarter of 2011 in connection with its withdrawal from the CWA-ITU Negotiated Pension Plan (CWA-ITU Plan); in 2010, The Washington Post recorded a $20.4 million charge in connection with its withdrawal from the CWA-ITU Plan.  Excluding these charges and a $3.1 million loss recorded on an office lease in the first quarter of 2010, operating results declined in 2011 due to the revenue reductions discussed above, offset by a small decrease in overall costs.  Newsprint expense was down 7% in 2011 and 8% in the fourth quarter of 2011, respectively, due to a decline in newsprint consumption.

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Television Broadcasting

Revenue for the television broadcasting division declined 7% to $319.2 million in 2011, from $342.2 million in 2010; for the fourth quarter of 2011, revenue declined 14% to $88.3 million, from $102.9 million in 2010.  Television broadcasting division operating income for 2011 declined 4% to $117.1 million, from $121.3 million in 2010.  For the fourth quarter of 2011, operating income declined 10% to $40.9 million, from $45.3 million in 2010.

The decline in revenue is due primarily to the absence of $4.7 million in incremental winter Olympics-related advertising in the first quarter of 2010 and a $32.8 million and $18.9 million decrease in political advertising revenue for 2011 and the fourth quarter of 2011, respectively.  For 2011 and the fourth quarter of 2011, operating results declined as a result of revenue reductions discussed above, offset by expense reductions from various cost control initiatives.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions, the Company’s digital marketing business that sources leads for academic institutions and recruiting organizations, and other small businesses.

In 2011, revenues declined substantially due to volume declines as a result of changes implemented at Avenue100 Media Solutions to improve lead quality.  Goodwill and other intangible assets impairment charges of $11.9 million and $27.5 million were recorded at Avenue100 Media Solutions in 2011 and 2010, respectively.  Excluding these charges, operating losses increased in 2011 due to the revenue declines discussed above and increased costs at other small businesses.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as the pension credit previously reported in the magazine publishing division (refer to Discontinued Operations discussion below).

In the fourth quarter of 2010, certain Kaplan operations moved to the former Newsweek headquarters facility.  In connection with this move, $11.5 million in lease termination and other charges were recorded by the corporate office in the fourth quarter of 2010.

Equity in Earnings (Losses) of Affiliates

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC, and interests in several other affiliates.  The Company’s equity in earnings of affiliates for 2011 was $5.9 million, compared with losses of $4.1 million in 2010.  For the fourth quarter of 2011, the Company’s equity in earnings of affiliates totaled $0.6 million, compared to losses of $0.2 million for the fourth quarter of 2010.  The results for 2011 reflect improved earnings at the Company’s Classified Ventures affiliate and other affiliates, offset by a $9.2 million impairment charge recorded in 2011 on the Company’s interest in Bowater Mersey Paper Company.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $55.2 million in 2011, compared to other non-operating income, net, of $7.5 million in 2010.  For the fourth quarter of 2011, the Company recorded other non-operating income, net, of $1.1 million, compared to other non-operating income, net, of $2.2 million for the fourth quarter of 2010.

The 2011 non-operating expense, net, included a $53.8 million write-down of a marketable equity security (Corinthian Colleges, Inc.), $3.3 million in unrealized foreign currency losses ($0.4 million in unrealized foreign currency gains in the fourth quarter) and other items.  The 2010 non-operating income, net, included $6.7 million in unrealized foreign currency gains ($1.9 million in unrealized foreign currency gains in the fourth quarter).

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Net Interest Expense

The Company incurred net interest expense of $29.1 million in 2011, compared to $27.9 million in 2010; net interest expense totaled $7.5 million for the fourth quarter of 2011, versus $6.6 million for the fourth quarter of 2010.  At December 31, 2011, the Company had $565.2 million in borrowings outstanding at an average interest rate of 5.7%; at January 2, 2011, the Company had $399.7 million in borrowings outstanding at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for income from continuing operations in 2011 was 44.2%.  This effective tax rate was adversely impacted by $17.8 million in valuation allowances provided against deferred income tax benefits where realization is doubtful, and $4.5 million from nondeductible goodwill in connection with an impairment charge recorded in 2011.  The effective tax rate benefited from lower rates at jurisdictions outside the United States.

The effective tax rate for income from continuing operations in 2010 was 40.5%.  This effective tax rate was adversely impacted by $16.8 million in valuation allowances provided against deferred income tax benefits where realization is doubtful, and $9.1 million from nondeductible goodwill in connection with an impairment charge recorded in 2010; these items were offset by permanent U.S. Federal tax benefit items and tax benefits from lower rates at jurisdictions outside the United States.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek.  In addition, Kaplan sold Kaplan Compliance Solutions in October 2011, Kaplan Virtual Education in July 2011 and Education Connection in April 2010.  Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for 2011 and the fourth quarter of 2011 were based on 7,904,983 and 7,681,799 weighted average shares, respectively, compared to 8,930,608,and 8,384,755 weighted average shares, respectively, for 2010 and the fourth quarter of 2010.  In 2011, the Company repurchased 644,948 shares of its Class B common stock at a cost of $248.0 million.  On September 8, 2011, the Company’s Board of Directors authorized the Company to acquire up to 750,000 shares of its Class B common stock.  The Company did not announce a ceiling price or a time limit for the purchases, and the authorization included 43,573 shares that remained under the previous authorization.  At December 31, 2011, there were 7,591,000 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 493,474 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements.  For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Fourth Quarter		%
	2011	2010	Change
Operating revenues	$1,063,439	$1,182,161	(10)
Operating expenses	(884,863)	(960,997)	(8)
Depreciation of property, plant and equipment	(64,018)	(63,699)	1
Amortization of intangible assets	(6,813)	(6,438)	6
Operating income	107,745	151,027	(29)
Equity in earnings (losses) of affiliates, net	568	(191)	―
Interest income	1,174	1,051	12
Interest expense	(8,638)	(7,693)	12
Other income, net	1,073	2,157	(50)
Income from continuing operations before income taxes	101,922	146,351	(30)
Provision for income taxes	41,800	68,200	(39)
Income from continuing operations	60,122	78,151	(23)
Income from discontinued operations, net of tax	1,609	838	92
Net income	61,731	78,989	(22)
Net income attributable to noncontrolling interests	(17)	(2)	―
Net income attributable to The Washington Post Company	61,714	78,987	(22)
Redeemable preferred stock dividends	―	―	―
Net income attributable to The Washington Post Company common stockholders	$61,714	$78,987	(22)

Amounts Attributable to The Washington Post Company Common
Stockholders:
Income from continuing operations	$60,105	$78,149	(23)
Income from discontinued operations, net of tax	1,609	838	92
Net income	$61,714	$78,987	(22)

Per Share Information Attributable to The Washington Post Company
Common Stockholders:
Basic income per common share from continuing operations	$7.82	$9.32	(16)
Basic income per common share from discontinued operations	0.21	0.10	―
Basic net income per common share	$8.03	$9.42	(15)
Basic average number of common shares outstanding	7,601	8,336

Diluted income per common share from continuing operations	$7.82	$9.32	(16)
Diluted income per common share from discontinued operations	0.21	0.10	―
Diluted net income per common share	$8.03	$9.42	(15)
Diluted average number of common shares outstanding	7,682	8,385

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Year-to-Date		%
	2011	2010	Change
Operating revenues	$4,214,833	$4,684,041	(10)
Operating expenses	(3,625,220)	(3,820,530)	(5)
Depreciation of property, plant and equipment	(253,373)	(246,630)	3
Amortization of intangible assets	(28,359)	(26,742)	6
Impairment of goodwill and other intangible assets	(11,923)	(27,477)	(57)
Operating income	295,958	562,662	(47)
Equity in earnings (losses) of affiliates, net	5,949	(4,133)	―
Interest income	4,147	2,576	61
Interest expense	(33,226)	(30,503)	9
Other (expense) income, net	(55,200)	7,515	―
Income from continuing operations before income taxes	217,628	538,117	(60)
Provision for income taxes	96,300	218,000	(56)
Income from continuing operations	121,328	320,117	(62)
Loss from discontinued operations, net of tax	(4,171)	(42,097)	(90)
Net income	117,157	278,020	(58)
Net (income) loss attributable to noncontrolling interests	(7)	94	―
Net income attributable to The Washington Post Company	117,150	278,114	(58)
Redeemable preferred stock dividends	(917)	(922)	(1)
Net income attributable to The Washington Post Company common stockholders	$116,233	$277,192	(58)

Amounts Attributable to The Washington Post Company Common
Stockholders:
Income from continuing operations	$120,404	$319,289	(62)
Loss from discontinued operations, net of tax	(4,171)	(42,097)	(90)
Net income	$116,233	$277,192	(58)

Per Share Information Attributable to The Washington Post Company
Common Stockholders:
Basic income per common share from continuing operations	$15.23	$35.77	(57)
Basic loss per common share from discontinued operations	(0.53)	(4.71)	(89)
Basic net income per common share	$14.70	$31.06	(53)
Basic average number of common shares outstanding	7,826	8,869

Diluted income per common share from continuing operations	$15.23	$35.75	(57)
Diluted loss per common share from discontinued operations	(0.53)	(4.71)	(89)
Diluted net income per common share	$14.70	$31.04	(53)
Diluted average number of common shares outstanding	7,905	8,931

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Fourth Quarter		%	Year-to-Date		%
	2011	2010	Change	2011	2010	Change
Operating Revenues:
Education	$597,689	$691,941	(14)	$2,465,048	$2,862,279	(14)
Cable television	190,818	191,274	0	760,221	759,884	0
Newspaper publishing	181,013	188,425	(4)	648,039	680,373	(5)
Television broadcasting	88,253	102,912	(14)	319,206	342,164	(7)
Other businesses	7,121	8,470	(16)	26,135	46,395	(44)
Corporate office	―	―	―	―	―	―
Intersegment elimination	(1,455)	(861)	―	(3,816)	(7,054)	―
	$1,063,439	$1,182,161	(10)	$4,214,833	$4,684,041	(10)
Operating Expenses:
Education	$565,419	$625,706	(10)	$2,375,614	$2,515,546	(6)
Cable television	148,901	153,919	(3)	603,377	595,939	1
Newspaper publishing	173,571	168,484	3	666,239	690,199	(3)
Television broadcasting	47,399	57,564	(18)	202,117	220,816	(8)
Other businesses	13,729	11,259	22	60,922	81,361	(25)
Corporate office	8,130	15,063	(46)	14,422	24,572	(41)
Intersegment elimination	(1,455)	(861)	―	(3,816)	(7,054)	―
	$955,694	$1,031,134	(7)	$3,918,875	$4,121,379	(5)
Operating Income (Loss):
Education	$32,270	$66,235	(51)	$89,434	$346,733	(74)
Cable television	41,917	37,355	12	156,844	163,945	(4)
Newspaper publishing	7,442	19,941	(63)	(18,200)	(9,826)	(85)
Television broadcasting	40,854	45,348	(10)	117,089	121,348	(4)
Other businesses	(6,608)	(2,789)	―	(34,787)	(34,966)	1
Corporate office	(8,130)	(15,063)	46	(14,422)	(24,572)	41
	$107,745	$151,027	(29)	$295,958	$562,662	(47)
Depreciation:
Education	$23,105	$21,218	9	$87,718	$77,306	13
Cable television	31,322	31,312	0	126,302	124,834	1
Newspaper publishing	6,443	7,223	(11)	26,336	30,341	(13)
Television broadcasting	3,067	3,141	(2)	12,448	12,720	(2)
Other businesses	81	77	5	325	270	20
Corporate office	―	728	―	244	1,159	(79)
	$64,018	$63,699	1	$253,373	$246,630	3
Amortization of Intangible Assets and
Impairment of Goodwill and Other Intangible Assets:
Education	$4,817	$5,114	(6)	$21,167	$21,406	(1)
Cable television	66	102	(35)	267	327	(18)
Newspaper publishing	182	290	(37)	1,051	1,223	(14)
Television broadcasting	―	―	―	―	―	―
Other businesses	1,748	932	88	17,797	31,263	(43)
Corporate office	―	―	―	―	―	―
	$6,813	$6,438	6	$40,282	$54,219	(26)
Pension (Expense) Credit
Education	$(1,486)	$(1,398)	6	$(6,345)	$(5,707)	11
Cable television	(454)	(488)	(7)	(1,924)	(1,919)	0
Newspaper publishing(1)	(8,063)	(5,447)	48	(25,300)	(42,287)	(40)
Television broadcasting	(363)	(278)	31	(1,669)	(1,113)	50
Other businesses	(17)	(17)	―	(68)	(65)	5
Corporate office	9,254	9,369	(1)	36,983	34,599	7
	$(1,129)	$1,741	―	$1,677	$(16,492)	―

(1)

Includes $2.4 million in charges for the fourth quarter and fiscal year 2011 and $20.4 million in charges for fiscal year 2010, respectively, related to the withdrawal from a multiemployer pension plan.

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

(In thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding income from continuing operations and net income excluding certain items described below reconciled to the most directly comparable GAAP measures.  Management believes these non-GAAP measures, when read in conjunction with the company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items and net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP.  These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Fourth Quarter		Year To Date
	2011	2010	2011	2010
Amounts Attributable to The Washington Post Company
Common Stockholders:
Income from continuing operations, as reported	$60,105	$78,149	$120,404	$319,289
Net income, as reported	$61,714	$78,987	$116,233	$277,192
Adjustments:
Severance and restructuring charges	5,952	19,329	18,104	24,165
Multiemployer pension plan withdrawal expense	1,497	―	1,497	12,660
Goodwill and other intangible asset impairment charges	―	―	11,923	26,323
Investment in affiliates impairment charge	―	―	5,703	―
Marketable equity securities write-down	―	―	34,643	―
Foreign currency (gain) loss	(261)	(1,166)	2,062	(4,157)
Income from continuing operations, adjusted (non-GAAP)	$67,293	$96,312	$194,336	$378,280
Net income, adjusted (non-GAAP)	$68,902	$97,150	$190,165	$336,183

Per Share Information Attributable to The Washington
Post Company Common Stockholders:
Diluted income per common share from continuing operations,
as reported	$7.82	$9.32	$15.23	$35.75
Diluted net income per common share, as reported	$8.03	$9.42	$14.70	$31.04
Adjustments:
Severance and restructuring charges	0.77	2.31	2.30	2.83
Multiemployer pension plan withdrawal expense	0.19	―	0.19	1.38
Goodwill and other intangible asset impairment charges	―	―	1.51	2.96
Investment in affiliates impairment charge	―	―	0.72	―
Marketable equity securities write-down	―	―	4.34	―
Foreign currency (gain) loss	(0.03)	(0.14)	0.26	(0.47)
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$8.75	$11.49	$24.55	$42.45
Diluted net income per common share, adjusted (non-GAAP)	$8.96	$11.59	$24.02	$37.74

	The adjusted diluted per share amounts may not compute due to rounding.

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